Exhibit 10.9

Layne Christensen Company
Executive Short-Term Incentive Plan

Amended and Restated by the Board of Directors as of February 1, 2017

Compensation Philosophy

Layne Christensen Company’s (“Layne”) compensation philosophy is to structure compensation to drive financial and strategic growth and build long-term stockholder value while attracting and retaining valued talent in the markets and industries Layne serves.

ESTI Plan Objective

The intent of the Layne Christensen Company Executive Short-Term Incentive Plan (the "ESTI Plan") is to provide competitive cash compensation ("ESTI Bonuses") to reward certain Corporate Executives and Division Presidents as selected by Layne (“Participants”) for their performance and their contributions to Layne's overall performance in any given fiscal year (a “Performance Period”). The ESTI Plan is an important component of a Participant's total compensation package, designed to communicate key annual corporate and individual objectives, reward efforts that achieve these objectives and align employee performance bonuses with Layne's shareholders' interests in a manner that motivates executives and employees to maximize shareholder value.

Eligibility

The Compensation Committee (the "Compensation Committee") of Layne's Board of Directors (the "Board"), in consultation with Layne's Chief Executive Officer ("CEO"), shall select and recommend to the Board the Participants in the ESTI Plan. An eligible employee will only become a Participant if the Board approves the Compensation Committee's recommendation. Participation in the ESTI Plan in one year does not automatically guarantee participation in a future year.

Establishment of Goals

For each Performance Period, the Compensation Committee shall, upon the recommendation of Layne, establish goals for the Participants based one or more financial performance criteria, safety, strategic and personal objectives. The goals shall be approved by the Board prior to the end of the first quarter of each Performance Period.

The goals will include:

•

Specific, measurable consolidated and division level goal(s) for which determination as to whether such goal has been attained can be made solely by reference to Layne's and/or the division's performance during the Performance Period; and

•

Individual level performance goals for which determination as to whether such goals have been attained and the level of such attainment (i.e., threshold, target, maximum or in between these levels) can be made solely by reference to the individual's performance during the Performance Period.

The applicable weighting for each goal for Participants is based on their job position and level as shown in Appendix A. The weighting among the individual-level goals shall be determined by the Participant's manager.

Targeted ESTI Opportunity and Payout of Performance Awards

Goal attainment will be assessed individually with the opportunity to pay out at between 0% and 200% of the Targeted ESTI Opportunity set forth in Appendix B. The eligible bonus amount for each goal shall be determined by multiplying (i) the Participant's Targeted ESTI Opportunity, (ii) the goal's applicable weighting percentage, (iii) the Participant's base salary as of the end of the performance period, and (iv) the applicable payout percentage determined through linear interpolation between the goal's threshold and target values or linear interpolation between the goal's target and maximum values.  The eligible bonus amounts for each goal are then added to determine the Participant's total ESTI Bonus, subject to being increased or decreased as discussed below.

Attainment of performance awards is to be determined by the Compensation Committee after the end of the Performance Period and then recommended to the Board for approval. All payouts under the ESTI Plan will be based on the Executive's base salary during the Performance Period. Unless the Compensation Committee elects to make payments under the ESTI Plan in the form of bonus shares or another type of equity award granted under Layne's 2006 Equity Incentive Plan (or another shareholder-approved stock plan maintained by Layne), all payouts under the ESTI Plan will be made in cash. Once determined pursuant to the terms and conditions set forth herein, the Board has the ability to increase or decrease individual Participant bonuses by up to 50%. A Participant must be employed by Layne as of the date of payout of a performance award; provided, however, the Board may, in its sole discretion, agree to waive such employment requirement if in its judgment such waiver is warranted and/or such acceleration is in the best interests of the Company. Payout of performance awards will occur no later than two and one-half (2-1/2) months following the end of the Performance Period.

Illustration

To illustrate how ESTI Bonuses under the Plan are determined, assume (i) a Corporate Executive has a base salary of $300,000, (ii) a Target ESTI Opportunity of 60%, (iii) the consolidated EBITDA goal is achieved at 80%, (iv) the safety, strategic and individual goals are achieved at 100%, and (v) the Board does not elect to increase or decrease the Corporate Executive's ESTI Bonus.

Mechanically, the Corporate Executive's ESTI Bonus is determined by adding the applicable weighted bonus amounts for achievement of each goal as follows:

A..60 (Target ESTI Opportunity) x  .60 (60% goal weighting factor) x $300,000 (Participant's base salary) x .80 (determined payout percentage based on level of goal achievement)

(i.e., .6 x .6 x $300,000 x .8 = $86,400)

+

B..60 (Target ESTI Opportunity) x .40 (40% goal weighting factor (Comprised of 20% for strategic, 10% safety, 10% individual) x $300,000
(Participant's base salary) x 1.0 (determined payout percentage based on level of goal achievement)

(i.e., .6 x .4 x $300,000 x 1.0 = $72,000)

For a total ESTI Bonus of $158,400 (i.e., $86,400+ $72,000).

Administration

The Compensation Committee is responsible for overseeing the administration of the ESTI Plan for Participants and reviewing and recommending to the Board the payments pursuant to the ESTI Plan.  The Board shall have complete discretion over the ESTI Plan and shall determine the final ESTI Plan performance goals and performance awards for the CEO, based upon recommendations from the Compensation Committee. The Board shall have the sole authority to interpret and construe the ESTI Plan and decisions made by the Board shall be final and binding upon all parties concerned.

The Compensation Committee determines whether the applicable performance thresholds and performance goals have been attained, based upon audited financial results for the Performance Period and shall make recommendations as to such attainment to the Board for its approval. Where needed, the Compensation Committee will receive reports from Finance/Accounting and Corporate Health & Safety regarding the calculation and tracking of financial and safety performance relating to performance goals, and will receive reports from Layne's human resources department regarding individual and strategic performance goals that are not based upon financial measures.

The Board retains the right to reassess performance goals and performance awards in light of unanticipated extenuating circumstances, or other reasons, and to increase or decrease the conditions of a performance goal or the value of a performance award as the result of its reassessment.

The Board may amend or terminate the ESTI Plan at any time, in its sole discretion.

This ESTI Plan confers no right to continued employment or otherwise change a Participant's status as an "at-will" employee. No Participant in the ESTI Plan shall participate in any other Layne short term incentive compensation plans.

The law of the state of Delaware shall be controlling in all matters relating to the ESTI Plan, unless superseded by Federal law.

APPENDIX A – Performance Drivers and Weights

	Performance Drivers and Weights
		Performance Drivers
Title / Band	Level	Financial Cons.	Financial Division	Strategic Goals	Safety Goals	Individual Goals
CEO	0	60%		20%	10%	10%
Corporate Executives (CFO, GC)	1 Corp.	60%		20%	10%	10%
Division Presidents	1 Div.	0%	60%		20%	20%

APPENDIX B - Targeted ESTI Opportunities